ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of May 10, 2002, by and among TEMPLETON DEVELOPING MARKETS TRUST, a Massachusetts business trust (the “Assignor”), TEMPLETON DEVELOPING MARKETS TRUST, a Delaware statutory trust (the “Assignee”), and Franklin Templeton Services, LLC (the “Administrator”).

W I T N E S S E T H:

WHEREAS, pursuant to a certain Agreement and Plan of Reorganization dated as of May 10, 2002 between Assignor and Assignee, Assignor has sold and conveyed to Assignee certain assets of Assignor; and

WHEREAS, in connection with such conveyance of assets, Assignor and Assignee have agreed that Assignor shall transfer and assign to Assignee all rights, title and interests of Assignor in and to certain contracts to which Assignor is a party; and

WHEREAS, Assignor and Assignee have further agreed that Assignee shall expressly assume all of the obligations of Assignor arising under such contracts from and after the date of this Assignment; and

WHEREAS, the Assignor and the Administrator are parties to a certain Fund Administration Agreement dated as of October 1, 1996, as amended (collectively, the “Fund Administration Agreement”); and

WHEREAS, the parties hereto desire that the Fund Administration Agreement be transferred from Assignor to Assignee, as more specifically set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         Transfer and Assignment. Assignor hereby sells, transfers and assigns to Assignee, its successors and assigns, all rights, title and interests of Assignor in, to and under the Fund Administration Agreement.

2.         Assumption of Obligations. Assignee hereby assumes and agrees to observe and perform all of the obligations and duties of Assignor under the Fund Administration Agreement from and after the date of this Assignment.

3.         Consent to Assignment. Notwithstanding the provisions of Section 4 of the Fund Administration Agreement, the Administrator hereby acknowledges, consents and agrees to the foregoing assignment and assumption of the Fund Administration Agreement.

4.         Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.          Counterparts. This Assignment may be executed in any number of counterparts, each of which so executed shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the day and year first above written.

TEMPLETON DEVELOPING MARKETS TRUST,

a Massachusetts business trust

By:/s/LORI A. WEBER

Name: Lori A. Weber

Title:	Assistant Secretary

TEMPLETON DEVELOPING MARKETS TRUST,

a Delaware statutory trust

By:/s/ROBERT C. ROSSELOT

Name: Robert C. Rosselot

Title:	Secretary

FRANKLIN TEMPLETON SERVICES, LLC

By:/s/EDWARD L. GEARY

Name: Edward L. Geary

Title:	Senior Vice President